Exhibit 3(i)
     A.      Four Million seven hundred twenty thousand (4,720,000) of the Corporation’s shares of Preferred Stock that the Corporation shall have the authority to issue are hereby designated as “Series C Preferred Stock” (the “Series C Preferred”).
     B.      The rights, preferences, privileges, restrictions and other matters relating to the Series C Preferred are as follows.
               1.      Dividend Rights. The holder of each share of Series C Preferred issued by the Corporation and outstanding shall be entitled to receive, out of assets legally available for such purpose, when and as determined by the Board of Directors, distributions thereon in an amount equal to the product of :(i) such distributions determined by the Board of directors to be paid to the holders of each share of Common Stock and (i) the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Series C Preferred shall be convertible pursuant to subsection. 4 below on the date that such dividends are declared by the Board of Directors.
               2.      Voting Rights.
                         a.      Generally. Except as otherwise provided herein or as required by law, the holders of the shares of the Series C Preferred shall vote with the holders of the shares of the Common Stock of the Corporation (and not as a separate class) at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series C Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Series C Preferred are convertible (pursuant to subsection 4 below) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.
               3.      Liquidation Rights.
                         a.      Preferential Payments to Holders of Series C Preferred Stock. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holder of each share of Series C Preferred shall be entitled to be paid out of the assets of the Corporation legally available for such, before any distributions shall be declared, paid, or set aside, or any other distribution shall be declared or made, upon any other class or series of stock of the Corporation other than the Corporation’s Series A Preferred Stock, or any sums shall be set aside for or applied to the purchase or redemption of any share of any other class or series of Stock of the Corporation other than the Corporation’s Series A Preferred Stock, distributions in cash at the rate of $0.40 per share of Series C Preferred held in the name of such holder.
                         b.      Pro Rata Payments in Certain Events. If, upon any liquidation, dissolution or winding up, the assets of the Corporation shall be insufficient to make payment in full under paragraph a above to all holders of Series C Preferred, then such assets shall be distributed among the holders of Series C Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.
               4.      Conversion of Series C Preferred Into Common Stock.
                         a.      Corporation Conversion. Subject to and in compliance with the provisions of this subsection 4, the Corporation may, at its option, convert all or less than all of the outstanding shares of Series C Preferred into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series C Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable Series C Preferred Conversion Ratio (determined as provided in paragraph c below) in effect at the close of business on the day immediately preceding the date selected by the Corporation for such conversion (the “Mandatory Series C Preferred Conversion Date”) by the number of shares of Series C Preferred, as applicable, being converted. The Corporation may determine and select the shares of Series C Preferred to be converted by lot, pro rata, or by any other means determined by the board of directors of the Corporation in its discretion. The Corporation shall give written notice of its election to exercise its option to convert shares of the Series C Preferred to each holder of record of outstanding shares of Series C Preferred to be so converted not less than 10 and not more than 30 days before the Mandatory Series C Preferred Conversion Date, and the conversion of the shares of Series C Preferred chosen for conversion shall become automatic on the Mandatory Series C Preferred Conversion Date without further action on the part of the Corporation or any stockholder. Notwithstanding the foregoing, the Corporation shall not convert any shares of Series C Preferred into shares of Common Stock unless the number of shares of Common Stock into which such Series C Preferred are convertible shall have been authorized to be issued in accordance with the provisions of the General Corporation Law of the State of Delaware.

                         b.      Optional Conversion. Subject to and in compliance with the provisions of this subsection 4, any shares of Series C Preferred may, at the option of the holder, be converted into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable Series C Preferred Conversion Ratio (determined as provided in paragraph c below) for such series then in effect by the number of shares of Series C Preferred, as applicable, being converted. Notwithstanding the foregoing, the holders of the Series C Preferred shall not be permitted to convert any shares of Series C Preferred into shares of Common Stock unless the number of shares of Common Stock into which such Series C Preferred are convertible shall have been authorized to be issued in accordance with the provisions of the General Corporation Law of the State of Delaware and unless the shares of common stock into which such shares of Series C Preferred Stock are convertible are the subject of an effective registration statement under the Securities Act of 1933, as amended, and applicable state securities laws.
                         c.      Series C Preferred Conversion Ratio. The conversion rate in effect at any time for conversion of the Series C Preferred shall be one hundred (100) shares of Common Stock for each share of Series C Preferred (the “Series C Preferred Conversion Ratio”) subject to adjustment as set forth below in this subsection 4.
                         d.      Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date on which the Board of Directors authorizes the issuance of any shares of Series C Preferred effect a subdivision of the outstanding Common Stock, the Series C Preferred Conversion Ratio in effect immediately before the subdivision shall be proportionately increased. Conversely, if the Corporation shall at any time or from time to time after the date on which the Board of Directors authorizes the issuance of any shares of Series C Preferred combine the outstanding shares of Common Stock into a smaller number of shares, the Series C Preferred Conversion Ratio in effect immediately before the combination shall be proportionately decreased. Any adjustment under this paragraph c shall become effective at the close of business on the date the subdivision or combination becomes effective.

                         e.      Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time or from time to time after the date on which the Board of Directors authorizes the issuance of any shares of Series C Preferred makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, as applicable, in each such event the Series C Preferred Conversion Ratio that is then in effect shall be increased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series C Preferred Conversion Ratio then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series C Preferred Conversion Ratio shall be recomputed accordingly as of the close of business on such record date and thereafter the Series C Preferred Conversion Ratio shall be adjusted pursuant to this paragraph d to reflect the actual payment of such dividend or distribution, if any.
                         f.      Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the date on which the Board of Directors authorizes the issuance of any shares of Series C Preferred, the Common Stock issuable upon the conversion of such Series C Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this subsection 4), in any such event each holder of Series C Preferred shall have the right thereafter to convert the Series C Preferred held by such holder into the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series C Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof.
                         g.      Mechanics of Conversion. Upon the conversion of the Series C Preferred as provided in paragraph b, above, the outstanding shares of Series C Preferred shall be converted into Common Stock automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series C Preferred are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon surrender by any holder of the certificates formerly representing shares of Series C Preferred at the office of the Corporation or any transfer agent for the Series C Preferred, as applicable, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series C Preferred surrendered were convertible on the date on which such conversion occurred.
                         h.      Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series C Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series C Preferred by a holder thereof shall be aggregated for purpose of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board of Directors) on the date of conversion.
                         i.      Reservation of Common Stock Issuable Upon Conversion. Upon the authorization of the Corporation to issue such shares, the Corporation shall at all times thereafter keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series C Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Series C Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.
                         j.      Notices. Any notice required by the provisions of this subsection 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by telex, facsimile or other electronic written transmission, in each case with written confirmation of receipt, if sent during normal business hours of the recipient; if not, then on the next business day, (iii) on the date of first attempted delivery after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after timely deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices to stockholders shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.
                         k.      No Reissuance of Preferred Stock. No share or shares of Series C Preferred acquired by the Corporation by reason of purchase, conversion, or otherwise shall be reissued.
                         l.      Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series C Preferred pursuant hereto; provided, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

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